U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

December 12, 2006

CROFF ENTERPRISES, INC.
(Name of small business issuer as specified in its charter)

Utah	000-16731	87-0233535

(State or other jurisdiction	(Commission	(I.R.S. Employer No.)
Identification of incorporation)	File Number)

3773 Cherry Drive North, Suite 1025, Denver, Colorado 80209
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (303) 383-1555

     ____________________________________________________________________
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Definitive Material Agreement:

Croff Enterprises, Inc. (hereafter “Croff” or the “Company”) announced today the execution of a definitive Stock for Stock Equivalent Exchange Agreement (the “Exchange Agreement”) on December 12, 2006. The Exchange Agreement was entered with Taiyuan Rongan Business Trading Company Limited (hereafter “TRBT”), a private Chinese company located in or around the city of Taiyuan, Shanxi, Province, in the Peoples Republic of China (“PRC” or “China”).

The essential provisions of the Exchange Agreement provides for Croff to issue over eleven million shares (92.5%) of its common stock to the shareholders of TRBT in exchange for the acquisition of 80% of the outstanding equity and ownership interest of TRBT by Croff as a substantially owned operating subsidiary.

In the event of the completion and closing of the Exchange Agreement, Croff would own eighty percent (80%) of all of the issued and outstanding equity interest of TRBT. TRBT owns a seventy six percent (76%) ownership interest in six shopping malls located in or around the City of Taiyuan, China, which is located approximately400 kilometers west of Beijing. As a result, Croff will own an approximately sixty one percent (61%) net interest in the shopping malls.

In the event of closing, the prior TRBT shareholders will receive and own approximately 92.5% of all issued and outstanding shares of Croff and the Croff shareholders as of the date of closing would continue to hold approximately 7.5% of the issued and outstanding common shares of Croff.

Based on the December 31, 2005, audited financial statements, Croff had operating revenue of $934,525, net income of $289,887, and shareholders equity of $1,314,320, attributed to both the Pfd B and common shares. TRBT had operating revenue of $13,148,871, net income of $3,264,406, and shareholders equity of $14,003,357, all attributed to the common shares.

The proposed Share Exchange is subject to completion of standard due diligence by both entities, dissemination of a proxy statement, and shareholder's vote by Croff requiring majority shareholder approval of the transaction. As a result, all shareholders of record of Croff subsequently will be receiving more detailed information concerning the transaction and rights of shareholders through the dissemination of proxy materials by Croff as subsequently reviewed by the Securities Exchange Commission (SEC). The Exchange Agreement will not be closed until and unless the proxy solicitation is successfully completed. It is not anticipated that closing of the transaction can occur prior to some time in the first quarter of calendar year 2007. Estimates or projections of the effect of the transaction upon the valuation of the Croff shares or stock price of the shares cannot and will not be made by Croff as part of the acquisition.

The essential terms of the Agreement are as set-out below. However, each shareholder or other interest party is encouraged to review the attached and incorporated Exchange Agreement:

  As noted above, in the event of the successful consummation of the Share Exchange, Croff will be acquiring eighty percent (80%) of the issued and outstanding equity interest of TRBT, which in turn owns seventy six percent (76%) of all equity and ownership interest in six shopping malls in or around the city of Taiyuan, China, resulting in a net equity interest in the properties to Croff of approximately sixty one percent (61%).

  As a necessary term and provision of the Exchange Agreement, Mr. Gerald L. Jensen, the current principal shareholder and president of Croff and related entities (the “Croff Principals”) will, subject to shareholder vote, acquire 67.2% of all of the preferred B assets from Croff in exchange for 67.2% of the class “B” preferred shares currently held by the Croff Principals. The Croff Principals will exchange three hundred sixty three thousand and five hundred thirty five (363,535) shares, or 67.2% of the class “B” shares outstanding, in exchange for 67.2% of all of the class B preferred assets of Croff, which are essentially the oil and gas assets and related bank accounts of the Company. These class “B” preferred shares will be cancelled by the Company of record upon tender.

  The Croff Principals will, concurrently, tender the sum of six hundred thousand dollars ($600,000) in cash to the Company, in exchange for the remaining 32.8% of the preferred “B” oil and gas assets.

  Croff will then, as part of the exchange closing, convert all remaining preferred “B” shares held by the public, being approximately 32.8% of the issued and outstanding class of preferred “B”preferred shares, to common shares on a ratio of two common shares for each class “B”preferred share converted. Upon the closing of the exchange transaction, all class “B” preferred shares will be cancelled and terminated of record. Any subsequent presentation of class “B” preferred shares will entitle the holders to receive two common shares upon presentment. Class “B” preferred shareholders subsequent to closing will hold common shares, and any lost shareholders, in accordance with the lost or abandoned property statutes in Utah, may subsequently have such shares tendered to the State of Utah as lost or abandoned shares if not claimed within the statutory period. As a result, upon the closing of the Exchange Agreement, the Company will have outstanding only common shares.

  The six hundred thousand dollars ($600,000) paid by the Croff Principals will remain in the Company along with the common share cash reserves. The Company is authorized to pay $10,000 to each retiring outside director, and a dividend of $.20 per share to all common shareholders of record prior to closing. The sum of $530,000 must remain in Croff at closing.

  Immediately upon the close and pursuant to the earlier proxy solicitation, if approved, the shareholders will have elected a new board of directors nominated and designated by TRBT and who are more fully identified in the attached and incorporated Exchange Agreement. This new board will then appoint the designated officers which are also generally identified in the Exchange Agreement.

  As a net result, in the event of approval of the acquisition by Croff shareholders, and the closing of the transaction, the business of the Company will be changed from oil and gas production, to the acquisition, development and management of retail properties in the PRC, including the initial six properties as identified.

  It is not presently intended that the name or domicile of the Company will be changed immediately after the close, and the Company will continue to operate as a Utah corporation with a Chinese subsidiary.

  Proposed compensation to the new management and other details of the Share Exchange will be set-out and more fully disclosed in the proxy materials to be subsequently distributed to shareholders after SEC review of the proxy.

The foregoing is only intended to be a general description of the most essential terms of the Exchange Agreement and each interested party should review more carefully the attached and incorporated Exchange Agreement, including financial statements for the two entities. As part of the proxy process, shareholders will be provided with audited financial statements, unaudited pro forma consolidated financial statements, and information for the combined entities, as well as more detailed information on proposed compensation to the new management, biographical information about the management, risk factors and other materials relevant to a proxy statement.

EXHIBITS:

1). Stock for Stock Equivalent Exchange Agreement and Plan
2). Press Release

SIGNATURES

Pursuant to the requirements of the Securities Merger Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of December, 2006.

By /s/ Gerald L. Jensen
Gerald L. Jensen
President/Chairman of the Board